                                                                      EXHIBIT 1
                                                                 CONFORMED COPY







                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                              EMERSON ELECTRIC CO.

                              EMERSUB LXXIV, INC.

                                      and

                            DANIEL INDUSTRIES, INC.








                                  MAY 12, 1999

                               TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

ARTICLE I

         THE OFFER................................................................................................1
         SECTION 1.1. The Offer...................................................................................1
         SECTION 1.2. Company Actions.............................................................................3

ARTICLE II

         THE MERGER...............................................................................................4
         SECTION 2.1. The Merger..................................................................................4
         SECTION 2.2. Effective Time..............................................................................4
         SECTION 2.3. Effects of the Merger.......................................................................4
         SECTION 2.4. Certificate of Incorporation and By-laws....................................................5
         SECTION 2.5. Directors...................................................................................5
         SECTION 2.6. Officers....................................................................................5
         SECTION 2.7. Effect on Capital Stock.....................................................................5
             (a)      Capital Stock of Sub........................................................................5
             (b)      Cancellation of Treasury Stock and Parent Owned Stock.......................................5
             (c)      Conversion of Shares........................................................................5
             (d)      Shares of Dissenting Stockholders...........................................................5
         SECTION 2.8. Exchange of Certificates....................................................................6
             (a)      Paying Agent................................................................................6
             (b)      Parent to Provide Funds.....................................................................6
             (c)      Exchange Procedure..........................................................................6
             (d)      No Further Ownership Rights in Shares.......................................................7
         SECTION 2.9. Withholding Rights..........................................................................7
         SECTION 2.10. Lost Certificates..........................................................................7

ARTICLE III

         REPRESENTATIONS AND WARRANTIES...........................................................................7
         SECTION 3.1. Representations and Warranties of the Company...............................................7
             (a)      Organization, Standing and Power............................................................8
             (b)      Subsidiaries.     ..........................................................................8
             (c)      Capital Structure...........................................................................8
             (d)      Authority; Non-contravention................................................................9
             (e)      SEC Documents.    .........................................................................10
             (f)      Information Supplied.......................................................................11
             (g)      Absence of Certain Changes or Events.......................................................11
             (h)      State Takeover Statutes; Absence of Supermajority Provision................................12
             (i)      Brokers....................................................................................12
             (j)      Litigation.................................................................................12

                                      (i)

             (k)      Employee Benefit Matters...................................................................12
             (l)      Taxes......................................................................................15
             (m)      No Excess Parachute Payments...............................................................16
             (n)      Environmental Matters......................................................................16
             (o)      Compliance with Laws.......................................................................17
             (p)      Material Contracts and Agreements..........................................................17
             (q)      Title to Properties........................................................................17
             (r)      Intellectual Property......................................................................17
             (s)      Labor Matters..............................................................................18
             (t)      Undisclosed Liabilities....................................................................18
             (u)      Board Recommendation.......................................................................18
         SECTION 3.2.  Representations and Warranties of Parent and Sub..........................................18
             (a)      Organization; Standing and Power...........................................................19
             (b)      Authority; Non-contravention...............................................................19
             (c)      Information Supplied.......................................................................20
             (d)      Brokers....................................................................................20
             (e)      Litigation.................................................................................20

ARTICLE IV

         COVENANTS RELATING TO CONDUCT OF BUSINESS...............................................................20
         SECTION 4.1.  Conduct of Business of the Company........................................................20
             (a)      Ordinary Course............................................................................20
             (b)      Changes in Employment Arrangements.........................................................23
             (c)      Severance..................................................................................23
             (d)      Other Actions..............................................................................23

ARTICLE V

         ADDITIONAL AGREEMENTS...................................................................................23
         SECTION 5.1.  Stockholder Approval; Preparation of Proxy Statement......................................23
         SECTION 5.2.  Access to Information.....................................................................24
         SECTION 5.3.  Reasonable Efforts; Notification..........................................................26
         SECTION 5.4.  Employee Benefit Matters..................................................................27
         SECTION 5.5.  Indemnification...........................................................................29
         SECTION 5.6.  Fees and Expenses.........................................................................29
         SECTION 5.7.  Public Announcements......................................................................30
         SECTION 5.8.  Stockholder Litigation....................................................................30
         SECTION 5.9.  Directors.................................................................................30
         SECTION 5.10.  Tax Certification........................................................................31

ARTICLE VI

         CONDITIONS PRECEDENT....................................................................................31
         SECTION 6.1.  Conditions to Each Party's Obligation to Effect the Merger................................31
             (a)      Stockholder Approval.......................................................................31

                                      (ii)

             (b)      Other Approvals.  .........................................................................31
             (c)      No Injunctions or Restraints...............................................................31
         SECTION 6.2. Conditions to Obligation of Parent and Sub.................................................31
         SECTION 6.3. Condition to Obligation of the Company.....................................................32

ARTICLE VII

         TERMINATION, AMENDMENT AND WAIVER.......................................................................32
         SECTION 7.1. Termination................................................................................32
         SECTION 7.2. Procedure for Termination, Amendment, Extension or Waiver..................................33
         SECTION 7.3. Effect of Termination......................................................................34
         SECTION 7.4. Amendment..................................................................................34
         SECTION 7.5. Extension; Waiver..........................................................................34

ARTICLE VIII

         SPECIAL PROVISIONS AS TO CERTAIN MATTERS................................................................34
         SECTION 8.1. Takeover Defenses of the Company and Standstill Agreements.................................34
         SECTION 8.2. No Solicitation............................................................................34
         SECTION 8.3. Fee and Expense Reimbursements.............................................................37

ARTICLE IX

         GENERAL PROVISIONS......................................................................................38
         SECTION 9.1. Nonsurvival of Representations and Warranties..............................................38
         SECTION 9.2. Notices....................................................................................38
         SECTION 9.3. Definitions................................................................................39
         SECTION 9.4. Interpretation.............................................................................40
         SECTION 9.5. Counterparts...............................................................................40
         SECTION 9.6. Entire Agreement; No Third-Party Beneficiaries.............................................40
         SECTION 9.7. Governing Law..............................................................................40
         SECTION 9.8. Assignment.................................................................................40
         SECTION 9.9. Enforcement of the Agreement...............................................................41
         SECTION 9.10. WAIVER OF JURY TRIAL......................................................................41
         SECTION 9.11. Performance by Sub........................................................................41
         SECTION 9.12. Severability..............................................................................41

                                     (iii)

         AGREEMENT AND PLAN OF MERGER dated as of May 12, 1999, among EMERSON ELECTRIC CO., a Missouri corporation ("Parent"), EMERSUB LXXIV, INC., a Delaware corporation ("Sub") and a wholly owned subsidiary of Parent, and DANIEL INDUSTRIES, INC., a Delaware corporation (the "Company").


         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions of this Agreement and Plan of Merger (this "Agreement");

         WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted hereunder, the "Offer") to purchase all the issued and outstanding shares of Common Stock, par value $1.25 per share, of the Company, including the related right as to each Share to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, $1.00 par value, of the Company (singularly a "Right" and collectively, the "Rights") (singularly, a share of such Common Stock including the related Right, a "Share" and collectively, the "Shares"), at a price per Share of $21.25 net to the seller in cash, upon the terms and subject to the conditions of this Agreement; and the Board of Directors of the Company has adopted resolutions approving the Offer and the Merger (as hereinafter defined) and recommending that the Company's stockholders accept the Offer;

         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions of this Agreement, whereby each issued and outstanding Share not owned directly or indirectly by Parent or the Company, except Shares held by persons who object to the Merger and comply with all the provisions of Delaware law concerning the right of holders of Shares to dissent from the Merger and require appraisal of their Shares ("Dissenting Stockholders"), will be converted into the right to receive the per share consideration paid to holders of Shares pursuant to the Offer; and

         WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreement herein contained, the parties agree as follows:


                                   ARTICLE I

                                   THE OFFER

         SECTION 1.1. The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than the fifth business day from and including the date of public announcement of the terms of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer. Unless earlier terminated in accordance with the provisions of this Agreement, the Offer shall not expire before 12:00 midnight on the date that is 20 business days from and including the date the Offer is commenced. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer shall be subject to the conditions set forth in clauses (a) through (h) set forth in Exhibit A (any of which may be waived by Sub in its sole discretion, and it being understood for all purposes of this Agreement that the fact that any condition specified in the first paragraph of Exhibit A shall not have been satisfied shall not, without more, constitute a failure of any other condition set forth in Exhibit A) and to the terms and conditions of this Agreement. The obligation of Sub to accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A (any of which may be waived by Sub in its sole discretion, provided that, without the consent of the Company, Sub shall not waive the Minimum Tender Condition (as defined in Exhibit A)) and to the terms and conditions of this Agreement. Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the price per Share to be paid pursuant to the Offer, (iii) modify or add to the conditions set forth in Exhibit A, (iv) except as provided in the next two sentences, extend the Offer,
(v) change the form of consideration payable in the Offer or (vi) otherwise amend the Offer in any manner materially adverse to the Company's stockholders. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer if at the scheduled expiration date of the Offer any of the conditions to Sub's obligation to purchase Shares (as set forth in Exhibit A) shall not be satisfied, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or for any period required by applicable law and (iii) extend the Offer on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or
(ii) of this sentence, if, on such expiration date, the number of Shares tendered (and not withdrawn) pursuant to the Offer represents less than 90% of the Fully Diluted Shares (as defined in Exhibit A). Sub and Parent agree that if at any scheduled expiration date of the Offer the HSR Condition (as defined in Exhibit A) has not been satisfied, but at such scheduled expiration date all the other conditions set forth in Exhibit A shall have been satisfied (other than the Minimum Tender Condition), Sub may (and at the request of the Company (confirmed in writing) shall) extend the Offer (a "Special Extension") from time to time until the HSR Condition has been satisfied. In no event may the Company or Sub require that the Offer be extended to a date later than 270 days following the date hereof by Special Extensions or to a date later than 180 days following the date hereof for any other reason. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as promptly as practicable after the expiration of the Offer.

         (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Offer Documents shall comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and the Offer Documents, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company for inclusion in the Offer Documents. Each of Parent, Sub and the Company agrees promptly to amend or supplement any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. Parent and Sub agree to provide the Company and its counsel with any comments Parent, Sub or their counsel may have received from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

         (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any Shares that Sub becomes obligated to purchase pursuant to the Offer.

         SECTION 1.2. Company Actions. (a)The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, has duly adopted resolutions approving this Agreement, the Offer and the Merger, determining that the terms of the Agreement, the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and approve and adopt this Agreement and the Merger. The Company represents that its Board of Directors has received the written opinion of Simmons & Company International ("Simmons") that the proposed consideration to be received by the holders of Shares pursuant to the Offer and in the Merger is fair to such holders from a financial point of view, and a complete and correct copy of such opinion has been delivered by the Company to Parent.

         (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendations described in paragraph (a) above and shall mail the Schedule 14D-9 to the stockholders of the Company. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub agrees promptly to amend or supplement any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel in writing with any comments the Company or its counsel may have received from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

         (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, in each case true and correct as of the most recent practicable date, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver to the Company all copies of such information then in their possession or control.


                                   ARTICLE II

                                   THE MERGER

         SECTION 2.1. The Merger. Upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time of the Merger (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with the DGCL.

         SECTION 2.2. Effective Time. As soon as practicable following the satisfaction or waiver of the conditions to the Merger, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time of the Merger").

         SECTION 2.3. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

         SECTION 2.4. Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of Sub, as in effect at the Effective Time of the Merger, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         (b) The By-laws of Sub as in effect at the Effective Time of the Merger shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         SECTION 2.5. Directors. The directors of Sub at the Effective Time of the Merger shall be the directors of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified in accordance with applicable law, as the case may be.

         SECTION 2.6. Officers. The officers of the Company at the Effective Time of the Merger shall be the officers of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, in accordance with applicable law, as the case may be.

         SECTION 2.7. Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any Shares:

         (a) Capital Stock of Sub. Subject to Section 2.7(b) below, each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $1.00 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

         (b) Cancellation of Treasury Stock and Parent Owned Stock. All Shares that are owned directly or indirectly by the Company as treasury stock or by any wholly owned subsidiary of the Company and any Shares owned by Parent, Sub or any other wholly owned subsidiary of Parent shall be canceled, and no consideration shall be delivered in exchange therefor.

         (c) Conversion of Shares. Subject to Section 2.7(d), each issued and outstanding Share (other than Shares to be canceled in accordance with Section 2.7(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the price per Share paid pursuant to the Offer (the "Merger Consideration").

         (d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a Dissenting Stockholder shall not be converted as described in Section 2.7(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL; provided, however, that Shares outstanding immediately prior to the Effective Time of the Merger and held by a Dissenting Stockholder who shall, after the Effective Time of the Merger, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted, as of the Effective Time of the Merger, into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any written demands for appraisal of Shares received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

         SECTION 2.8. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time of the Merger, Parent shall select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Shares.

         (b) Parent to Provide Funds. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide the Paying Agent on a timely basis, as and when needed after the Effective Time of the Merger, funds necessary to pay for the Shares pursuant to Section 2.7.

         (c) Exchange Procedure. Promptly after the Effective Time of the Merger, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding Shares (the "Certificates"), other than the Company, Parent and any subsidiary of the Company or Parent, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.7, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.7(c). Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.8(b) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares six months after the Effective Time of the Merger shall be returned to Parent, upon demand, and any such holder who has not exchanged them for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, neither the Paying Agent nor any party shall be liable to a former stockholder of the Company for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any payment pursuant to this Section 2.8 would otherwise escheat to or become the property of any governmental body or agency) the payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

         (d) No Further Ownership Rights in Shares. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this
Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

         SECTION 2.9. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

         SECTION 2.10. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.1. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, Parent and Sub as follows, subject to any exceptions specified in the Company Disclosure Document in the form attached hereto as Schedule I:

         (a) Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the law of the jurisdiction in which it is incorporated and has the requisite corporate power and governmental licenses, authorizations, permits, consents and approvals (except where the failure to have such licenses, authorizations, permits, consents and approvals, individually or in the aggregate, would not have a material adverse effect on the Company and its subsidiaries taken as a whole) to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not have a material adverse effect (as defined in Section 9.3) on the Company and its subsidiaries, taken as a whole.

         (b) Subsidiaries. The Company's subsidiaries that are corporations are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have the requisite corporate power and authority to carry on their respective businesses as they are now being conducted and to own, operate and lease the assets they now own, operate or hold under lease. The Company's subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole. All subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company 10-K. All the outstanding shares of capital stock of the Company's subsidiaries that are corporations have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any person. Except as disclosed in the SEC Documents (as defined in Section 3.1(e)) filed on or prior to the date hereof, all such stock and ownership interests are owned of record and beneficially by the Company or by a wholly owned subsidiary of the Company, free and clear of all liens, pledges, security interests, charges, claims and other encumbrances of any kind or nature ("Liens"). Except for the capital stock of, or ownership interests in, its subsidiaries, the Company does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity.

         (c) Capital Structure. The authorized capital stock of the Company consists of 40,000,000 shares of common stock, $1.25 par value ("Company Common Stock"), and 1,000,000 shares of preferred stock, $1 par value ("Preferred Stock"), of which 150,000 shares have been designated Series A Junior Participating Preferred Stock and reserved for issuance pursuant to the Rights Agreement dated May 31, 1990 (as amended) between the Company and Equiserve Trust Company, N.A., as rights agent (the "Company Rights Agreement"). At the close of business on May 11, 1999, (i) 19,482,588 Shares were issued and outstanding; (ii) 10,000, 10,956, 20,000 and 18,368 shares were reserved for issuance pursuant to options not yet granted under the Company's 1997 Non-Employee Directors' Stock Option Plan, 1997 Stock Option Plan, 1995 Non-Employee Directors' Stock Plan and 1977 Stock Option Plan, respectively,
(iii) 9,416 Shares were reserved for issuance under the Company's Stock Award Plan, (iv) 110,000, 716,857, 135,000, 33,000, 567,543, 385,468 and 10,000
Shares were reserved for issuance pursuant to outstanding options granted under the Company's 1997 Non-Employee Director Stock Option Plan, 1997 Stock Option Plan, 1995

Non-Employee Directors' Stock Option Plan, 1981 Stock Option Plan, 1977 Stock Option Plan, options assumed in connection with the acquisition of Bettis Corporation and a stock option agreement with a director of the Company and (v) 75,000 Shares were reserved for issuance pursuant to stock options granted in connection with the acquisition of Hytork International Plc. Except as set forth above, no shares of capital stock or other equity or voting securities of the Company are reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all such shares issuable upon the exercise of stock options will be when issued thereunder, validly issued, fully paid and nonassessable and not subject to preemptive rights. No capital stock has been issued by the Company since May 11, 1999, other than Shares issued pursuant to options, referred to in (iv) and (v) above, outstanding on or prior to such date in accordance with their terms at such date. Except for options referred to in (iv) and (v) above, there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party, or by which any of them is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

         (d) Authority; Non-contravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to Company Stockholder Approval (as defined in Section 3.1(h)), to consummate the transactions contemplated hereby and to take such actions, if any, as shall have been taken with respect to the matters referred to in Section 3.1(h). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any provision of (i) the Certificate of Incorporation or By-laws of the Company or any provision of the comparable organizational documents of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to governmental filing and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or liens, security interests, charges or encumbrances that individually or in the aggregate would not have a material adverse effect on the Company or would not materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any required filings or approvals under applicable foreign antitrust laws and regulations,
(ii) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the Company Stockholder Approval (such proxy statement as amended or supplemented from time to time, the "Proxy Statement") and (B) the Schedule 14D-9; and (C) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be filed in connection with this Agreement and the transactions contemplated hereby, and (iii) the filing of the Certificate of Merger with the Delaware Secretary of State with respect to the Merger as provided in the DGCL and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a material adverse effect on the Company.

         (e) SEC Documents. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "SEC Documents"). No subsidiary of the Company is required to file any reports, schedules, forms, statements or other documents with the SEC. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of such SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein).

             (f) Information Supplied. (i) None of the information supplied or to be supplied by the Company or its subsidiaries for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Information Statement referred to in Section 5.9 will, at the time they are filed with the SEC, at any time they are amended or supplemented, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (ii) the Proxy Statement will not, at the date the Proxy Statement is first mailed to the Company's stockholders, at the time of the Company Stockholders Meeting and at the Effective Time of the Merger, and each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's stockholders in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents") will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, as it relates to the Company Stockholders Meeting, and the Company Disclosure Documents, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty contained in this Section 3.1(f)(ii) is made by the Company with respect to statements made or incorporated by reference in the Company Disclosure Documents based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

         (g) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed on or prior to the date hereof, since December 31, 1998, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) any material adverse change with respect to the Company, (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company's capital stock other than the regular quarterly dividends on Shares in the amount of $.045 per Share (the "Company's regular dividend"), (iii) (A) any granting by the Company or any of its subsidiaries to any officer, director or employee of the Company or any of its subsidiaries of any increase in compensation, bonus or other benefits, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of December 31, 1998, (B) any granting by the Company or any of its subsidiaries to any such officer, director or employee of, or any increase in, severance or termination pay, except as was required under employment, severance or termination agreements in effect as of December 31, 1998, or any amendment to any existing arrangement with such officer, director or employee, (C) except in accordance with past practice as to officers, directors or employees of the Company or any of its subsidiaries, any entry by the Company or any of its subsidiaries into any employment, deferred compensation, severance, termination or other similar agreement (or any amendment to such existing agreement) with any such officer, director or employee, or (D) any establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its subsidiaries, (iv) any damage, destruction or loss, whether or not covered by insurance, affecting the business or assets of the Company or any of its subsidiaries that has or reasonably could be expected to have a material adverse effect on the Company,
(v) any change in accounting methods, principles or practices or any change in any method of tax accounting by the Company materially affecting the assets, liabilities or business of the Company and its subsidiaries, taken as a whole, except insofar as may have been required by a change in generally accepted accounting principles, or (vi) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.1.

         (h) State Takeover Statutes; Absence of Supermajority Provision. The Company has taken all action to assure that no state takeover statute or similar statute or regulation, including, without limitation Section 203 of the DGCL, shall apply to the Offer or the Merger or any of the other transactions contemplated hereby. Except for the approval of the Merger by the holders of two-thirds of the outstanding Shares ("Company Stockholder Approval"), no other stockholder action on the part of the Company is required for approval of the Merger and the transactions contemplated hereby. The Company has taken all action necessary to (i) render the rights issued pursuant to the terms of the Company Rights Agreement inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby and (ii) ensure that (A) neither Parent, Sub nor any of their affiliates is an Acquiring Person (as defined in the Company Rights Agreement) and (B) no Distribution Date (as defined in the Company's Rights Agreement dated May 31, 1990, as amended and supplemented to the date hereof (the "Company Rights Agreement")) shall occur by reason of the approval or execution of this Agreement, the announcement or consummation of the Offer or Merger or the consummation of any of the other transactions contemplated hereby.

         (i) Brokers. Except for Simmons, which has rendered the opinion referred to in Section 1.2 and whose fees are to be paid by the Company, no broker, investment banker or other person is entitled to receive from the Company or any of its subsidiaries any investment banking, brokerage or finder's fees in connection with this Agreement or the transactions contemplated hereby, including any fee for any opinion rendered by any investment banker. The engagement letter between the Company and Simmons provided to Parent on or prior to the date of this Agreement constitutes the entire understanding of the Company and Simmons with respect to the matters referred to therein, and has not been amended or modified, nor will it be amended or modified prior to the Effective Time of the Merger.

         (j) Litigation. Except as disclosed in the SEC Documents filed on or prior to the date hereof, there is no suit, action, proceeding or investigation (or any basis therefor as to which the Company has knowledge) pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its subsidiaries (or any present or former officer, director or employee of the Company or any of its subsidiaries or any other person, in each case for whom the Company or any of such subsidiaries may be liable) before any court or arbitrator or before or by any governmental body, agency or official, domestic or foreign, as of the date hereof and after the date hereof there will be no such suits, actions, proceedings or investigations or any such bases that could reasonably be expected to have a material adverse effect on the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

         (k) Employee Benefit Matters. As used in this Section 3.1(l), the term "Employer" shall mean the Company as defined in the preamble of this Agreement and any member of a controlled group or affiliated service group, as defined in sections 414(b), (c), (m) and
(o) of the Internal Revenue Code of 1986, as amended ("Code") of which the Company is a member.

         (i) Except for the terminated Shafer Valve Company Pension Plan and Trust, all liabilities (including administrative responsibilities) with respect to which were retained by Shiloh Industries, Inc., with respect to each employee welfare benefit plan, employee pension benefit plan and employee benefit plan as defined in sections 3(1), 3(2), and 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which have been or are sponsored by, participated in, or contributed to by the Employer at any time during the three-year period ending on the date of this Agreement, or with respect to which the Employer may have any liability, and except for any matter that would not individually or in the aggregate have a material adverse effect on the Company, to the extent applicable: (A) the plan is in substantial compliance with the Code and ERISA, including all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA; (B) the appropriate Form 5500 has been timely filed for each year of its existence; (C) there has been no transaction described in section 406 or section 407 of ERISA or section 4975 of the Code unless exempt under section 408 of ERISA or section 4975 of the Code, as applicable; (D) the bonding requirements of section 412 of ERISA have been satisfied; (E) there is no issue pending nor any issue resolved adversely to the Employer which may subject the Company to the payment of a penalty, interest, tax or other amount, (F) the plan can be unilaterally terminated or amended on no more than 90 days notice; (G) all contributions or other amounts payable by the Employer as of the Effective Time of the Merger with respect to the plan have either been paid or accrued in the Employer's most recent financial statements included in the SEC Documents and (H) no notice has been received by the Employer of an increase or proposed increase in the cost of any such plan or any other employee benefit agreement or arrangement, including deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, golden parachute agreements, severance pay plans or agreements, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts and other similar plans, agreements and arrangements that are currently in effect or were maintained within three years of the date hereof, or have been approved before this date but are not yet effective, for the benefit of directors, officers or employees, or former directors, officers or employees (or their beneficiaries) of the Employer (each, a "Company Benefit Plan"). There are no pending or, to the Company's knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or their related trusts. A complete list of all material Company Benefit Plans that are currently in existence, or with respect to which the Company or any of its subsidiaries may have any liability (other than Foreign Plans, as defined below) is set forth in Schedule I. Copies of all Company Benefit Plans have been furnished or made available to Parent.

         (ii) Except for the terminated Shafer Valve Company Pension Plan and Trust, all liabilities (including administrative responsibilities) with respect to which were retained by Shiloh Industries, Inc., neither the Company nor any entity (whether or not incorporated) that was at any time during the six years before the date of this Agreement treated as a single employer together with the Company under section 414 of the Code has ever maintained, had any obligation to contribute to or incurred any liability with respect to a pension plan that is or was subject to the provisions of Title IV of ERISA or section 412 of the Code. Neither the Company nor any entity (whether or not incorporated) that was at any time during the six years before the date of this Agreement treated as a single employer together with the Company under section 414 of the Code has ever maintained, had an obligation to contribute to, or incurred any liability with respect to a multiemployer pension plan as defined in section 3(37) of ERISA. During the last six years, the Company has not maintained, had an obligation to contribute to or incurred any liability with respect to a voluntary employees beneficiary association that is or was intended to satisfy the requirements of section 501(c)(9) of the Code. No plan, arrangement or agreement with any one or more employees will cause the Employer to have liability for severance pay as a result of the Merger, except as otherwise set forth in the Change-in-Control Agreements and Severance Agreements between the Company and each of the persons named on Schedule II hereto (the "Severance Agreements"). The Employer does not provide employee benefits, including without limitation, death, post-retirement medical or health coverage (whether or not insured) or contribute to or maintain any employee benefit plan which provides for benefit coverage following termination of employment except (A) as is required by section 4980B(f) of the Code or other applicable statute, (B) death benefits or retirement benefits under any employee pension benefit plan as defined in section 3(2) of ERISA, (C) benefits the full cost of which is borne by the current or former employee (or his beneficiary), nor has it made any representations, agreements, covenants or commitments to provide that coverage, or (D) deferred compensation benefits which have been accrued as liabilities on the books of the Employer and disclosed on its financial statements included in the SEC Documents. All group health plans maintained by the Employer have been operated in material compliance with section 4980B(f) of the Code.

         (iii) All Company Benefit Plans that are intended to qualify under section 401(a) of the Code have been submitted to and approved as qualifying under section 401(a) of the Code by the Internal Revenue Service ("IRS") or the applicable remedial amendment period will not have ended prior to the Effective Time of the Merger. Except for the terminated Shafer Valve Company Pension Plan and Trust, all liabilities (including administrative responsibilities) with respect to which were retained by Shiloh Industries, Inc., the Company knows of no fact or circumstance giving rise to a material likelihood that any such Company Benefit Plan would not be treated as qualified by the IRS.

         (iv) Except as expressly provided in this Agreement or the Severance Agreements and except pursuant to certain options described in section 3.1(c), the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount, of compensation due any director, officer or employee or former director, officer or employee (including any beneficiary) from the Company.

         (v) Schedule I separately identifies each material Company Benefit Plan that is primarily intended to benefit individuals whose principal place of employment is located outside the United States (each, a "Foreign Plan"). With respect to each Foreign Plan, the Company has either made available to Parent a copy of the Foreign Plan or there are no material liabilities associated with the Foreign Plan that are not disclosed on the SEC Documents. Each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions that the Plan was intended to so satisfy) and has been maintained in good standing with applicable regulatory authorities.

         (l) Taxes. Each of the Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which the Company or any of its subsidiaries is or has been a member, has timely filed all Tax Returns (as defined below) required to be filed by it on or before the Effective Time of the Merger and has timely paid or deposited (or the Company has paid or deposited on its behalf) all Taxes which are required to be paid or deposited on or before the Effective Time of the Merger. Each of the Tax Returns filed by the Company or any of its subsidiaries is accurate and complete in all material respects. The most recent consolidated financial statements of the Company contained in the filed SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements. The books and records of the Company and its subsidiaries reflect adequate reserves for Taxes. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries. No unexpired requests for waivers of the time to assess any Taxes have been granted or are pending and there are no tax liens upon any assets of the Company or any of its subsidiaries other than liens for Taxes which are not yet delinquent. The Federal income Tax Returns of the Company and its subsidiaries consolidated in such Tax Returns have been examined by and settled with the IRS through the year ended September 30, 1990. There are no current examinations of any Tax Return of the Company or any of its subsidiaries being conducted. There are no settlements of any prior examinations that could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run or have not been paid in full. Since January 1, 1995, neither the Company nor any of its subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent. Neither the Company nor any of its subsidiaries has any obligation under any Tax sharing agreement, Tax allocation agreement, Tax indemnification agreement or any other agreement or arrangement pursuant to which the Company or any subsidiary is or might be required to make any payment in respect of any Tax of any person (other than the Company or any of its subsidiaries). Neither the Company nor any of its subsidiaries has entered into any agreement or arrangement with any governmental authority with regard to liabilities for Taxes other than settlements or compromises with respect to asserted Tax liabilities for prior taxable years. There are no requests for rulings or determinations in respect of any tax or tax asset pending between the Company or any subsidiary and any taxing authority. Neither the Company nor any subsidiary will be required to include any adjustment in taxable income for any post-closing tax period under Section 481(c) of the Code (or any similar provision of the tax laws of any jurisdiction) as a result of a change in method of accounting for a pre-closing tax period or pursuant to the provisions of any agreement entered into with any taxing authority with regard to the Tax liability of the Company or any subsidiary for any pre-closing tax period that has continuing effect. Other than the acquisition of Bettis Corporation, since January 1, 1995, neither the Company nor any of its subsidiaries is a party to a transaction intended to be treated as a reorganization under Section 368 or a distribution under Section 355 of the Code. As used herein, "Tax" or "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, unemployment, sales, use, ad valorem, franchise, capital, earned surplus, profits, license, withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign. As used herein, "Tax Return" shall mean any return, report, statement or information required to be filed with any governmental authority with respect to Taxes.

         (m) No Excess Parachute Payments. Except with respect to remuneration that could be received by Ronald C. Lassiter under his deferred compensation arrangement relating to Shares granted under the Company's Stock Award Plan, and his change in control agreement, and in connection with the acceleration of any unvested options, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in section 280G(b)(1) of the Code).

         (n) Environmental Matters. Except as would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, (i) the business operations of the Company and its subsidiaries have been and are being conducted in compliance with all limitations, restrictions, standards and requirements established under Environmental Laws, (ii) no facts or circumstances exist that impose or could reasonably be expected to impose on the Company or any of its subsidiaries an obligation under Environmental Laws to conduct any removal, remediation, or similar response action, or to pay any fines, penalties or other expenses, (iii) there is no obligation, undertaking or liability arising out of or relating to Environmental Laws that the Company or any of its subsidiaries has agreed to, assumed or retained, by contract or otherwise, or that has been or could reasonably be expected to be imposed on the Company or any of its subsidiaries by any Environmental Law, writ, injunction, decree, order or judgment, and (iv) there are no lawsuits, claims or proceedings and no notice, notification, demand, request for information, citations, summons, complaint or order has been received by, or, to the knowledge of the Company or any of its subsidiaries, is threatened or pending against the Company or any of its subsidiaries that arise out of or relate to Environmental Laws. There has been no environmental investigation, study, audit, test, review or other analysis conducted by or on behalf of or in the possession of the Company or any of its subsidiaries that discusses, reveals, or discloses any material liabilities (whether accrued, absolute, contingent or otherwise) in relation to the current or prior business of the Company or any of its subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its subsidiaries which has not been delivered to Parent at least five days prior to the date hereof. Neither the Company nor any of its subsidiaries owns or leases or, to the Company's knowledge, has owned or leased any real property in New Jersey or Connecticut.

For purposes of this section 3.1(n), "Environmental Laws" means any applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, licenses, agreements or governmental restrictions relating to human health, the environment or to the use, manufacture, treatment, storage, transport, clean-up or other remediation of pollutants, contaminants or other hazardous substances or wastes or to the emissions, discharges or releases of pollutants, contaminants or other hazardous substances or wastes into the environment.

         (o) Compliance with Laws. The Company and its subsidiaries hold all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold would not have a material adverse effect on the Company and its subsidiaries, taken as a whole (the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits except where the failure to so comply would not have a material adverse effect on the Company and its subsidiaries, taken as a whole. Neither the Company nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Federal, state or local government, domestic or foreign, or any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to the Company or any of its subsidiaries or their respective business, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

         (p) Material Contracts and Agreements. All material contracts of the Company or its subsidiaries have been included in the SEC Documents filed on or prior to the date hereof, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC. Neither the Company nor any subsidiary is a party to any joint venture agreement or agreement to form any joint venture nor does the Company or any of its subsidiaries have any liability if it fails to pursue any contemplated joint ventures.

         (q) Title to Properties.

         (i) Each of the Company and each of its subsidiaries has good and defensible title to, or valid leasehold interests in, all its material assets and properties purported to be owned by it in the SEC Documents, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted or as reasonably expected to be conducted. All such assets and properties, other than assets and properties in which the Company or any of the subsidiaries has leasehold interests, are free and clear of all Liens, other than those set forth in the SEC Documents filed on or prior to the date hereof, and except for Liens, that, in the aggregate, do not and will not materially interfere with the ability of the Company or any of its subsidiaries to conduct business as currently conducted or as reasonably expected to be conducted.

         (ii) Except as would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, each of the Company and each of its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

         (r) Intellectual Property. The Company and its subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property that is material to the condition (financial or otherwise) or conduct of the business and operations of the Company and its subsidiaries taken as a whole. The Company and its subsidiaries have not infringed or misappropriated and do not infringe or misappropriate any item of Intellectual Property of any person, except for infringement or misappropriation that could not, in the aggregate, have a material adverse effect with respect to the Company and its subsidiaries, taken as a whole. No person has infringed or misappropriated, or is infringing or misappropriating, any item of Intellectual Property that is owned by or licensed to the Company or its subsidiaries, except for infringement or misappropriation that could not have a material adverse effect with respect to the Company and its subsidiaries taken as a whole. There are no pending or, to the knowledge of the Company, threatened claims relating to infringement, misappropriation, unenforceability, invalidity, misuse, ownership, right to use, or other violation asserted by or against the Company or its subsidiaries relating to any item of Intellectual Property. For purposes of this Section 3.1(r), "Intellectual Property" means domestic and foreign patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how, utility models, mask works, rights in inventions, discoveries, processes, formulae, and registrations and applications for any of the foregoing, and any other intellectual property and proprietary information, including rights in software, firmware, computer programs and data.

         (s) Labor Matters. There are no collective bargaining agreements or other labor union agreements or understandings to which the Company or any of its subsidiaries is a party or by which any of them is bound, nor is it or any of its subsidiaries the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions. To the Company's knowledge, since December 31, 1997, neither the Company nor any of its subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

         (t) Undisclosed Liabilities. Except as set forth in the SEC Documents filed on or prior to the date hereof, at the date of the most recent audited financial statements of the Company included in such SEC Documents, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise other than those attributable to purchase orders issued, accounts payable incurred or contracts entered into with customers in each case in the ordinary course of the Company's business consistent with past practices), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, which liabilities or obligations in all such cases, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

         (u) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger and the transactions contemplated thereby, are fair to and in the best interests of the stockholders of the Company, and
(ii) resolved to recommend to the holders of the Shares that they tender their Shares pursuant to the Offer and/or approve the Merger and the transactions contemplated thereby.

         SECTION 3.2. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to, and agree with, the Company as follows:

         (a) Organization; Standing and Power. Parent and Sub are corporations duly organized, validly existing and in good standing under laws of their states of incorporation and have the requisite corporate power and governmental licenses, authorizations, permits, consents and approvals (except where the failure to have such licenses, authorizations, permits, consents and approvals, individually or in the aggregate, would not have a material adverse effect on Parent and its subsidiaries taken as a whole) to carry on their business as now being conducted. Parent and Sub are duly qualified to do business and in good standing in each jurisdiction in which the nature of their business or the ownership or leasing of their properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business (individually or in the aggregate) would not have a material adverse effect on Parent and its subsidiaries, taken as a whole.

         (b) Authority; Non-contravention. Parent and Sub have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution, delivery and performance of this Agreement by Parent and Sub do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or Sub or any of their subsidiaries under, any provision of
(i) the Certificate of Incorporation or By-laws of Sub or of Parent or any comparable organizational documents of their subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or any of their subsidiaries or their respective properties or assets or
(iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration account applicable to Parent or Sub or any of their subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations or defaults that individually or in the aggregate would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on Parent or materially impair the ability of Parent and Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub or any of their subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby, except for (i) the filing by Parent of a premerger notification and report form under the HSR Act and any filings or approvals required under applicable foreign antitrust laws and regulations, (ii) the filing with the SEC of the Offer Documents and such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iii) filings in Delaware by Sub in connection with the Merger.

         (c) Information Supplied. None of the information supplied or to be supplied by Parent in writing for inclusion or incorporation by reference in
(i) the Offer Documents, the Schedule 14D-9, the Information Statement referred to in Section 5.9, or the Proxy Statement will, in the case of the Offer Documents and the Schedule 14D-9 and the Information Statement at the respective times they are filed with the SEC or first published, sent or given to the Company's stockholders, and at any time they are amended or supplemented, or in the case of the Proxy Statement at the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         (d) Brokers. No broker, investment banker or other person, is entitled to any broker's, finder's or other similar fee or commission from the Company or any of its subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub, including any fee for any opinion rendered by any investment banker, and the Company shall have no liability for any fees to any such broker, investment banker or other person.

         (e) Litigation. There is no suit, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries that could reasonably be expected to prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.


                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

                SECTION 4.1. Conduct of Business of the Company.

         (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise specifically contemplated by the terms of this Agreement or as described in the Company Disclosure Document), the Company shall and shall cause its subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Effective Time of the Merger. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its subsidiaries to:

         (i) (A) declare, set aside or pay any dividends (other than the Company's regular quarterly dividends payable to stockholders on or after August 14, 1999, and quarterly thereafter) on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to the Company or a wholly owned subsidiary of the Company, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; provided, however, with respect to clause (A) above after the consummation of the Offer the Company will make no further dividends or distributions;

         (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than, in the case of the Company, the issuance of Shares upon the exercise of options outstanding on the date of this Agreement (as identified and described in Section 3.1(c)(iv) and (v)) in accordance with their current terms), purchase, redeem or otherwise acquire or agree to acquire any shares of capital stock or other securities of the Company or any of its subsidiaries;

         (iii) amend any material term of any of its outstanding securities;

         (iv) amend its Certificate of Incorporation, By-laws or other comparable charter or organizational document;

         (v) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (B) any assets that would be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of supplies and inventory in the ordinary course of business consistent with past practice;

         (vi) form any joint venture with any other person under circumstances wherein the Company and its subsidiaries would have any liability or obligation for a contribution to be evidenced by debt or equity of such venture in excess of $100,000;

         (vii) sell, lease, mortgage, pledge, grant a Lien on or otherwise encumber or dispose of any of its properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice and (B) other transactions involving not in excess of $1,000,000 in the aggregate;

         (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings under currently existing revolving credit facilities incurred in the ordinary course of business and except for indebtedness incurred to refund, refinance or replace indebtedness for borrowed money outstanding on the date hereof, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

         (ix) make or incur any new capital expenditure not included in the Company's approved capital expenditure budget for 1999, which, singly or in the aggregate with all other expenditures, would exceed $1,000,000;

         (x) make or change any Tax election not required by law, other than consistent with past practice, make any change in any method of Tax accounting, except as described in the Company Disclosure Document, enter into any settlement or compromise with respect to any Tax liability, or make any material change in reserves for Tax items other than any change in such reserves relating to the ordinary course operation of the respective businesses of the Company and its subsidiaries during current taxable periods;

         (xi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the SEC Documents or incurred in the ordinary course of business consistent with past practice;

         (xii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

         (xiii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

         (xiv) enter into any new collective bargaining agreement;

         (xv) change any material accounting principle used by it, except as required by regulations promulgated by the SEC or the Financial Accounting Standards Board;

         (xvi) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises: (A) of litigation where the amount paid in settlement or compromise does not exceed $250,000, or (B) in consultation and cooperation with Parent, and, with respect to any such settlement, with the prior written consent of Parent;

         (xvii) make any transaction or commitment, or enter into any contract or agreement relating to its assets or business (including the acquisition or disposition of any assets) or relinquish any contract or other right, in either case, material to the Company and its subsidiaries, taken as a whole, other than transactions and commitments made or entered into in the ordinary course of business consistent with past practices and those contemplated by this Agreement; or

         (xviii) authorize any of, or commit or agree to take any of, the foregoing actions.

         (b) Changes in Employment Arrangements. Neither the Company nor any of its subsidiaries shall adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Benefit Plan) for the benefit of any employee, director or former director or employee, increase the compensation or fringe benefits of any officer of the Company or any of its subsidiaries, or, except as provided in an existing Company Benefit Plan or in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement.

         (c) Severance. Neither the Company nor any of its subsidiaries shall grant any new or modified severance or termination arrangement or increase or, except as required under the existing terms of a Company Benefit Plan, accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

         (d) Other Actions. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

         SECTION 5.1. Stockholder Approval; Preparation of Proxy Statement. (a) The Company will, as soon as practicable following the consummation of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving and adopting this Agreement and the Merger and approving related matters, unless the DGCL does not require a vote of stockholders of the Company for the consummation of the Merger. The Company will, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement and the Merger, except to the extent that the Board of Directors of the Company shall have withdrawn its approval or recommendation of this Agreement or the Merger as permitted by Section 8.2.

         (b) If required by applicable law, the Company will, as soon as practicable following the consummation of the Offer, prepare and file a preliminary Proxy Statement with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement and all other proxy materials to be mailed to the Company's stockholders. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the approval of this Agreement and the Merger by the Company's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

         (c) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Sub or any other subsidiary of Parent to be voted in favor of the approval and adoption of this Agreement.

         SECTION 5.2. Access to Information.

         (a) During the period from the date hereof to the Effective Time of the Merger, except to the extent otherwise required by applicable law,

         (i) the Company shall, and shall cause each of its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to Parent, and to Parent's accountants, counsel, financial advisors and other representatives, reasonable access to the Company's and its subsidiaries' respective offices, officers, employees, properties, books, Tax Returns and related documents and work papers, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its subsidiaries, officers, employees, counsel, financial advisors and other representatives to, furnish promptly to
     Parent:

            (A) a copy of each report, schedule, registration statement and other document filed by the Company during such period pursuant to the requirements of Federal or state securities laws and

            (B) all other information concerning its business, properties, financial condition, operations and personnel as Parent may from time to time reasonably request so as to afford Parent a reasonable opportunity to make such review, examination and investigation of the Company and its subsidiaries as Parent may reasonably desire to make. The Company agrees to advise Parent of all material developments with respect to the Company, its subsidiaries and their respective assets and liabilities.

         (ii) the Company agrees to request PricewaterhouseCoopers to permit KPMG Peat Marwick to review and examine the work papers of PricewaterhouseCoopers with respect to the Company and its subsidiaries, and the officers of the Company will furnish to Parent such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Parent shall from time to time reasonably request,

         (iii) the Company shall instruct the officers, employees, counsel, financial advisors and other representatives of the Company and its subsidiaries to cooperate with Parent in its investigation of the Company and its subsidiaries. Any investigation pursuant to this Section shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the Company and its subsidiaries,

         (iv) the Company shall promptly notify Parent of any notices from or investigations by Governmental Entities that could, to the knowledge of the Company, affect the Company's business or assets or the consummation of the Merger. Parent will promptly notify the Company of any notices from or investigations by Governmental Entities that could materially affect Parent's consummation of the Merger; and

         (v) the Company shall promptly notify Parent of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement.

         (b) Except as required by law and without limiting in any way the continued efficacy of the Confidentiality and Standstill Agreement referred to in Section 8.1, prior to the Effective Time of the Merger and after any termination of this Agreement, each of the Company and Parent shall, and shall cause its respective directors, officers, employees, accountants, counsel, financial advisors and representatives and affiliates to, (i) hold in confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all nonpublic information concerning the other party furnished in connection with the transactions contemplated by this Agreement except to the extent that such information can be shown to have been previously known on a nonconfidential basis by Parent or later lawfully acquired by Parent from sources other than the Company, or until such time as such information becomes publicly available (otherwise than through the wrongful act of such person), (ii) not release or disclose such information to any other person, except in connection with this Agreement to its auditors, attorneys, financial advisors, other consultants and advisors, and (iii) not use such information for any competitive or other purpose other than with respect to its consideration and evaluation of the transactions contemplated by this Agreement. Any investigation by any party of the assets and business of the other party and its subsidiaries shall not affect any representations and warranties hereunder or either party's right to terminate this Agreement as provided in Article VII.

         (c) In the event of the termination of this Agreement, each party promptly will deliver to the other party (and destroy all electronic data reflecting the same) all documents, work papers and other material (and any reproductions or extracts thereof and any notes or summaries thereto) obtained by such party or on its behalf from such other party or its subsidiaries as a result of this Agreement or in connection therewith so obtained before or after the execution hereof.

         SECTION 5.3. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by applicable law and otherwise provided in this Section 5.3, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments (including any required supplemental indentures) necessary to consummate the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, each of the Company and Parent shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, the Offer, this Agreement and the other transactions contemplated by this Agreement, (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, the Offer, this Agreement and the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger, the Offer and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, the Offer, this Agreement and the other transactions contemplated by this Agreement.

         (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

         (c) (i) Each of the parties hereto shall file a premerger notification and report form under the HSR Act (and any other applicable foreign antitrust law or regulation) with respect to the Merger as promptly as reasonably possible following execution and delivery of this Agreement. Each of the parties agrees to use reasonable efforts to promptly respond to any request for additional information that may be received from any Governmental Entity in connection with the HSR filing or any filings under applicable foreign antitrust laws and regulations.

         (ii) The Company will furnish to Parent and Sub copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "Company HSR Documents")) between the Company, or any of its respective representatives, on the one hand, and any Governmental Entity, or members of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (x) with respect to documents and other materials filed by or on behalf of the

     Company with the Antitrust Division of the Department of Justice, the Federal Trade Commission, or any state attorneys general that are available for review by Parent and Sub, copies will not be required to be provided to Parent and Sub and (y) with respect to any Company HSR Documents (1) that contain any information which, in the reasonable judgment of Fulbright & Jaworski L.L.P., should not be furnished to Parent or Sub because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of the Company to furnish any such Company HSR Documents to Parent and Sub shall be satisfied by the delivery of such Company HSR Documents on a confidential basis to Davis Polk & Wardwell pursuant to a confidentiality agreement in form and substance reasonably satisfactory to Parent. Except as otherwise required by United States regulatory considerations, Parent and Sub will furnish to the Company copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "Parent HSR Documents")) between Parent, Sub or any of their respective representatives, on the one hand, and any Governmental Entity, or member of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (x) with respect to documents and other materials filed by or on behalf of Parent or Sub with the Antitrust Division of the Department of Justice, the Federal Trade Commission, or any state attorneys general that are available for review by the Company, copies will not be required to be provided to the Company, and (y) with respect to any Parent HSR Documents (1) that contain information which, in the reasonable judgment of Davis Polk & Wardwell, should not be furnished to the Company because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of Parent and Sub to furnish any such Parent HSR Documents to the Company shall be satisfied by the delivery of such Parent HSR Documents on a confidential basis to Fulbright & Jaworski L.L.P. pursuant to a confidentiality agreement in form and substance reasonably satisfactory to the Company.

         (iii) Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require Parent, Sub or the Company, or any of their respective subsidiaries or affiliates, to sell, license, dispose of, or hold separate, or to operate in any specified manner, any assets or businesses of Parent, Sub, the Company or the Surviving Corporation or to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, or to seek and to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed (or to require Parent, Sub, the Company or any of their respective subsidiaries or affiliates to agree to any of the foregoing). The obligations of each party under Section 5.3(a) to use reasonable efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 5.3(c).

         SECTION 5.4. Employee Benefit Matters.

         (a) Replacement Plans. Parent may cause any Company Benefit Plan to be terminated or discontinued at or after the Effective Time of the Merger, provided that, to the extent Parent or its affiliates maintain a Parent Benefit Plan of the same type for employees of Parent or any of its affiliates, Parent shall use its best efforts to permit the Company Employees participating in such

Company Benefit Plan (other than any stock option or other stock based incentive plan) to immediately thereafter participate in a Parent Benefit Plan of the same type maintained by Parent or any of its affiliates for their employees generally (a "Replacement Plan"); provided, however, that if the Company Benefit Plan that is so terminated or discontinued is a group health plan, then Parent shall permit each Company Employee participating in such group health plan and his or her eligible dependents to be covered under a Replacement Plan under the terms and conditions of the Replacement Plan as modified to the extent necessary to (i) provide medical and dental benefits to each such Company Employee and such eligible dependents effective immediately upon the cessation of coverage of such individuals under such group health plan, (ii) credit to such Company Employee, for the year during which such coverage under such Replacement Plan begins, with any deductibles and copayments already incurred during such year under such group health plan, and
(iii) waive any preexisting condition restrictions to the extent that the preexisting condition restrictions were satisfied under such group health plan. Parent, the Surviving Corporation, their affiliates, and the Parent Benefit Plans (including, without limitation, the Replacement Plans) shall recognize each Company Employee's years of service and level of seniority with the Company and its subsidiaries for purposes of terms of employment, eligibility and vesting under the Parent Benefit Plans. Nothing in this Agreement shall be construed to require Parent to provide any particular type or amount of benefits for any person under any Parent Benefit Plan.

         (b) Stock Options and Stock Awards. (1) At or immediately prior to the Effective Time of the Merger, each outstanding stock option to purchase Shares and award of Shares granted under any stock option or compensation plan or arrangement of the Company, whether or not vested or exercisable, shall be canceled, and promptly after the Effective Time of the Merger the Company shall pay (i) each holder of any such option for each such option an amount in cash (net of applicable withholding taxes) determined by multiplying the excess, if any, of $21.25 per Share over the applicable exercise price of such Share under such option by the number of Shares subject to such option (whether or not vested or exercisable), and (ii) each holder of any such award of Shares an amount in cash (net of applicable withholding taxes) determined by multiplying $21.25 times the number of Shares subject to such award (whether or not vested). Notwithstanding the foregoing, the amount of any payment pursuant to this Section 5.4(b) shall be subject to any relevant limit or cap under any employment or change in control agreement between the Company and the applicable individual.

            (2) Prior to the Effective Time of the Merger, the Company shall
(i) use its best efforts to obtain any consents from holders of options to purchase Shares and awards of Shares granted under the Company's employee stock option or compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clauses (i) or (ii), are necessary to give effect to the transactions contemplated by Section 5.4(b)(1). Notwithstanding any other provision of this Section 5.4(b), payment may be withheld in respect of an employee stock option or award of Shares until such necessary consents are obtained with respect to such option or award of Shares.

            (3) The parties hereto expressly acknowledge and agree that for purposes of the change of control agreements listed on Schedule II, such payment of consideration upon the cancellation of a stock option pursuant to this Section 5.4(b) shall be treated as attributable to the exercise of such stock options.

         SECTION 5.5. Indemnification. (a) The Company shall, and from and after the Effective Time of the Merger, Parent and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time of the Merger, an officer or director of the Company or any of its subsidiaries or an employee of the Company or any of its subsidiaries who acts as a fiduciary under any Company Benefit Plans (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or such employee of the Company or any subsidiary whether pertaining to any matter existing or occurring at or prior to the Effective Time of the Merger and whether asserted or claimed prior to, or at or after, the Effective Time of the Merger (including arising out of or relating to the Merger, the consummation of the transactions contemplated herein, and any action taken in connection therewith) ("Indemnified Liabilities"). Any Indemnified Party wishing to claim indemnification under this Section 5.5, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company (or after the Effective Time of the Merger, Parent and the Surviving Corporation), but the failure so to notify shall not relieve a party from any liability that it may have under this Section 5.5, except to the extent such failure materially prejudices such party. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties.

         (b) Parent shall purchase and maintain in effect, or the Company shall be permitted to purchase and maintain in effect, for the benefit of the Indemnified Parties for a period of six years after the Effective Time, directors' and officers' liability insurance of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties than that maintained by the Company and its Subsidiaries as of the date of this Merger Agreement with respect to matters arising before the Effective Time, provided that Parent shall not be required to pay an annual premium of such insurance in excess of two times the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amounts.

         (c) All rights to indemnification for acts or omissions occurring prior to the Effective Time of the Merger now existing in favor of the Indemnified Parties as provided in the Certificate of Incorporation or by-laws of the Company or its subsidiaries and in any indemnification agreements existing as of the date hereof to which they are parties shall survive the Merger, and the Surviving Corporation shall continue such indemnification rights for acts or omissions occurring prior to the Effective Time of the Merger in full force and effect in accordance with their terms and Parent shall be financially responsible therefor.

         (d) The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his heirs and representatives.

         SECTION 5.6. Fees and Expenses. Except as provided in Article VIII, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

         SECTION 5.7. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except that each party may respond to questions from stockholders and Parent may respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and each party may make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.

         SECTION 5.8. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors as of the date hereof or as of immediately prior to the Effective Time of the Merger relating to the transactions contemplated by this Agreement until the Effective Time of the Merger, and thereafter, shall give Parent the opportunity to control the defense of such litigation and, if Parent so chooses to control such litigation, Parent shall give the Company and such directors an opportunity to participate in such litigation; provided, however, that no settlement of such litigation shall be agreed to without the consent of Parent, the Company and such directors, which consent shall not be unreasonably withheld.

         SECTION 5.9. Directors. Effective upon the acceptance for payment of, and payment by Sub for, any Shares pursuant to the Offer, Sub shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on such Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on such Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of Shares so accepted for payment and paid for by Sub plus the number of Shares otherwise owned by Sub or any other subsidiary of Parent bears to (ii) the number of Shares outstanding, and the Company shall, at such time, cause Sub's designees to be so elected; provided, however, that in the event that Sub's designees are appointed or elected to the Board of Directors of the Company, until the Effective Time of the Merger such Board of Directors shall have at least three directors who are directors on the date hereof and who are not officers of the Company (the "Independent Directors") and provided further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers, stockholders or affiliates of the Company, Parent or Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall promptly take all action necessary to effect any such election, including mailing to its stockholders the

Information Statement (the "Information Statement") containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of
Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Sub, either increase the size of the Company's Board of Directors or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company's Board of Directors as provided above.

         SECTION 5.10. Tax Certification. At any time during the period beginning on the date hereof and ending on the Effective Time of the Merger, the Company shall provide to Parent, within two business days of a request by Parent, a certificate meeting the requirements of Treas. Reg. Section 1.897-2(h) to the effect that the Company is not, nor has it been within 5 years of the date thereof, a "United States real property holding corporation" as defined in
Section 897 of the Code.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         SECTION 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction prior to the Effective Time of the Merger of the following conditions:

         (a) Stockholder Approval. If required by the DGCL, this Agreement shall have been approved and adopted by the affirmative vote or consent of the stockholders of the Company by the requisite vote in accordance with the DGCL and the Company's Certificate of Incorporation.

         (b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, shall have occurred or shall have been obtained.

         (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or court of competent jurisdiction or statute, rule or regulation restraining or prohibiting the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts, subject to the limitations set forth in Section 5.3 hereof, to prevent the entry of any such injunction or other order.

         SECTION 6.2. Conditions to Obligation of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the condition that (i) the Company shall have performed in all material respects all obligations to be performed by it under this Agreement at or prior to the Effective Time of the Merger and (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained herein and therein relating to materiality or material adverse effect or any similar standard or qualification, shall be true in all material respects at and as of the Effective Time of the Merger as if made at and as of such time.

         SECTION 6.3. Condition to Obligation of the Company. The obligation of the Company to effect the Merger is subject to the condition that (i) Parent and Sub shall have performed in all material respects all obligations to be performed by them under this Agreement at or prior to the Effective Time of the Merger and (ii) the representations and warranties of Parent and Sub contained in this Agreement and in any certificate or other writing delivered by Parent or Sub pursuant hereto, disregarding all qualifications and exceptions contained herein and therein relating to materiality or material adverse effect or any similar standard or qualification, shall be true in all material respects at and as of the Effective Time of the Merger as if made at and as of such time.


                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the stockholders of the
Company:

         (a) by mutual written consent of Parent and the Company;

         (b) by either Parent or the Company:

            (i) if the stockholders of the Company fail to give any required approval of the Merger and the transactions contemplated hereby upon a vote at a duly held meeting of stockholders of the Company or at any adjournment thereof;

            (ii) if (w) as a result of the failure of any of the conditions set forth in paragraphs (a) through (h) of Exhibit A hereto, Sub shall have failed to commence the Offer within 5 business days of the date hereof or (x) as a result of the failure of any of the conditions set forth in Exhibit A hereto the Offer shall have been terminated or expired in accordance with its terms without Sub having purchased any Shares pursuant to the Offer or (y) Sub shall not have purchased any Shares pursuant to the Offer within 180 days following the date hereof; provided, however, that the passage of the period referred to in clause (y) shall be tolled for any part thereof during which the Offer shall have been extended pursuant to one or more Special Extensions but in no event shall such period be tolled for more than 90 days; and provided further that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition;

            (iii) if the Merger shall not have been consummated on or before the date one year following the purchase of Shares pursuant to the Offer, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree or ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of the stockholders of the Company called to approve, inter alia, the Merger; or

            (iv) if any court of competent jurisdiction or any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the purchase of Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

         (c) by the Company in accordance with the provisions of Section 8.2;

         (d) by Parent in accordance with the provisions of Section 8.2;

         (e) by Parent, if the Company breaches in any material respect any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement;

         (f) by the Company, if Parent or Sub breaches in any material respect any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement; or

         (g) by Parent, if Parent shall have received any communication from the Department of Justice or Federal Trade Commission (each an "HSR Authority") (which communication shall be confirmed to the Company by the HSR Authority) that causes Parent to reasonably believe that any HSR Authority has authorized the institution of litigation challenging the transactions contemplated by this Agreement under the U.S. antitrust laws, which litigation will include a motion seeking an order or injunction prohibiting the consummation of any of the transactions contemplated by this Agreement.

         The party desiring to terminate this Agreement pursuant to this
Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

         SECTION 7.2. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.4 or an extension or waiver pursuant to
Section 7.5 shall, in order to be effective, require action by a majority of the members of the Board of Directors of the Company who were members thereof on the date of this Agreement and remain as such hereafter or the duly authorized designees of such members; provided, however, that in the event that Sub's designees are appointed or elected to the Board of Directors of the Company as provided in Section 5.9, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time of the Merger, the affirmative vote of a majority of the Independent Directors, in lieu of the vote required pursuant to this Section, shall be required to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement or (iii) extend the time for performance of Parent's and Sub's respective obligations under this Agreement.

         SECTION 7.3. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, except that no such termination shall relieve any party of any liability or damages resulting from any willful breach by such party of this Agreement. The confidentiality provisions of Sections 5.2(b) and (c) and the provisions of Sections 3.1(h), 3.1(i), 3.2(d), 5.6, 7.3, 8.1, 8.2, 8.3 and Article IX shall survive any termination hereof.

         SECTION 7.4. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

         SECTION 7.5. Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.


                                  ARTICLE VIII

                    SPECIAL PROVISIONS AS TO CERTAIN MATTERS

         SECTION 8.1. Takeover Defenses of the Company and Standstill Agreements. The Company shall take such action with respect to any anti-takeover provisions in its charter or afforded it by statute to the extent necessary to facilitate the Offer and consummate the Merger on the terms set forth in this Agreement. The Company hereby waives the provisions of the letter agreement dated April 1, 1999 (the "Confidentiality and Standstill Agreement"), between the Company and Parent, prohibiting the purchase of Shares or acting to influence or control the Company.

         SECTION 8.2. No Solicitation. (a) From the date hereof until the termination hereof, the Company will not, and will cause its subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors of the Company and its subsidiaries not to, directly or indirectly, (i) take any action to solicit, initiate, facilitate or encourage the submission of any takeover proposal, (ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any person who may be considering making, or has made, a takeover proposal,
(iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company, (iv) to the fullest extent permitted by the DGCL, amend or grant any waiver or release or approve any transaction or redeem rights under the Company Rights Agreement or
(v) enter into any agreement with respect to a takeover proposal (other than the confidentiality and standstill agreement described in (c)(iii) below).

         (b) The Company will notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any takeover proposal or any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person who may be considering making, or has made, a takeover proposal. The Company shall provide such notice orally and in writing and shall identify the person making, and the price, terms and conditions of, any such takeover proposal or request. The Company shall keep Parent fully informed, on a current basis, of the status and details of any such takeover proposal or request. The Company shall, and shall cause its subsidiaries and the directors, employees and other agents of the Company and its subsidiaries to, (i) cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any persons conducted prior to the date hereof with respect to any takeover proposal and (ii) require all such persons to return to the Company all confidential information provided by or on behalf of the Company and to destroy any materials prepared by such persons based upon such confidential information. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14e-2 under the Exchange Act with respect to any takeover proposal. For purposes of this Agreement, "takeover proposal" means (i) any offer or proposal for, other than a proposal by Parent or any of its affiliates, a merger or other business combination involving the Company or any of its subsidiaries, (ii) any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, to acquire from the Company or any of its affiliates in any manner, directly or indirectly, an equity interest in the Company or any subsidiary, any voting securities of the Company or any subsidiary or a material amount of the assets of the Company and its subsidiaries, taken as a whole, or (iii) any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, to acquire from the stockholders of the Company by tender offer, exchange offer or otherwise more than 20% of the outstanding Shares.

         (c) Notwithstanding the foregoing, the Company may negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any person who delivers a superior proposal if (i) the Company has complied with the terms of this Section 8.2, including, without limitation, the requirement in Section 8.2(b) that it notify Parent promptly after its receipt of any takeover proposal, (ii) the Board of Directors of the Company determines in good faith by a majority of the disinterested members thereof, on the basis of advice from outside legal counsel to the Company, that it should take such action to comply with its fiduciary duties under applicable law,
(iii) such person executes a confidentiality and standstill agreement with terms no less favorable to the Company than those contained in the Confidentiality and Standstill Agreement, and (iv) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In furtherance and not in limitation of the foregoing, the Company shall give Parent at least 24 hours' advance notice of any information to be supplied to any person making such superior proposal. For purposes of this Agreement, "superior proposal" means any bona fide, written takeover proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, at least a majority of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which a majority of disinterested members of the Board of Directors of the Company determines in its good faith reasonable judgment (based on the written advice of its financial advisor, a copy of which shall be provided to Parent, and taking into account all the terms and conditions of the takeover proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) to be more favorable and provide greater value to all the Company's stockholders than the Offer, the Merger and the transactions contemplated hereby and for which the financing, to the extent required, is then committed or in the judgment of such majority of disinterested members of the Board of Directors of the Company is reasonably obtainable.

         (d) Except as provided in the next sentence, the Board of Directors of the Company shall recommend approval and adoption of this Agreement and that the holders of the Shares tender their Shares pursuant to the Offer and vote to approve the Merger and the transactions contemplated hereby and shall advise the stockholders of the determination by the Board of Directors that the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company. The Board of Directors of the Company shall be permitted to withdraw, or modify in a manner adverse to Parent or Sub, its recommendation to its stockholders, but only if
(x) the Company has complied with the terms of this Section 8.2, including, without limitation, the requirement in Section 8.2(b) that it notify Parent promptly after its receipt of any takeover proposal and in Section 8.2(e) that it provide Parent with an opportunity to respond to any superior proposal, (y) a superior proposal is pending at the time the Company's Board of Directors determines to take any such action and (z) the Company's Board of Directors determines in good faith by a majority of the disinterested members thereof, on the basis of consultations with its financial advisors and the advice of outside legal counsel to the Company, that it should take such action to comply with its fiduciary duties under applicable law.

         (e) Prior to exercising the right of the Company's Board of Directors pursuant to Section 8.2(d) to withdraw or modify its recommendation, the Company shall (i) notify Parent in writing that it intends to enter into a binding written agreement concerning a transaction that constitutes a superior proposal, attaching the most current version of such agreement to such notice (which version shall be updated on a current basis) and (ii) provide Parent with an opportunity to respond to such superior proposal within two business days of receipt of such written notice by making an offer that the Company's Board of Directors determines in good faith, after consultation with its financial advisors, by a majority of the disinterested members thereof, is more favorable to the stockholders of the Company than the superior proposal. The Company agrees to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

         (f) In the event that Parent shall not make an offer described in
(e)(ii) above, the Company may terminate this Agreement; provided that the Company shall pay to Parent the Termination Fee (as defined below) prior to such termination.

         (g) In the event that (i) the Board of Directors of the Company or any committee thereof shall (A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement, the transactions contemplated hereby, and the Offer or the Merger, or take any action having such effect or (B) approve or recommend, or propose to approve or recommend, any takeover proposal; (ii) the Company shall provide Parent with any notice described in (e)(i) above; or (iii) the Company shall have entered into any agreement (other than any confidentiality and standstill agreement entered into in accordance with this Section 8.2) with respect to any takeover proposal, Parent may terminate this Agreement immediately.

         (h) Any breach of the provisions of this Section 8.2 shall be deemed a material breach of this Agreement.

         SECTION 8.3. Fee and Expense Reimbursements.

         (a) If this Agreement is terminated pursuant to Section 7.1(c), 7.1(d), 8.2(f) or 8.2(g), the Company shall pay to Parent a termination fee in immediately available funds of $15 million in cash (the "Termination Fee"). The Company shall pay to Parent the Termination Fee (i) immediately prior to the termination of this Agreement in the event this Agreement is terminated pursuant to Section 7.1(c) or 8.2(f) or (ii) promptly upon termination of this Agreement in the event this Agreement is terminated pursuant to Section 7.1(d) or 8.2(g).

         (b) In the event that (i) a takeover proposal is made by any person during the pendency of the Offer, other than by Parent or Sub, (ii) the Offer shall have terminated or expired without the Minimum Tender Condition being satisfied and (iii) within one year after the Offer shall have terminated or expired, either (A) the Company enters into an agreement (which is subsequently consummated, whether before or after the expiration of such one year period) with any person, other than Parent or Sub, with respect to a takeover proposal which provides for (1) the transfer or issuance of securities representing more than 50% of the equity or voting interests in the Company, or (2) transfer of assets, securities or ownership interests representing more than 50% of the consolidated assets or earning power of the Company, or (B) any person acquires a majority of the Shares, then the Company shall pay to Parent the Termination Fee (as defined above). Any payment of such Termination Fee shall be paid within one business day after it becomes payable.

         (c) In the event (i) this Agreement is terminated by Parent or the Company pursuant to Sections 7.1(b)(i) 7.1(c), 7.1(d), 7.1(e), 8.2(f) or 8.2(g)
or (ii) the Company shall be required to pay the Termination Fee pursuant to
Section 8.3(b), the Company shall assume and pay, or reimburse Parent for, all reasonable fees and expenses incurred by Parent or Sub (including the fees and expenses of its counsel, accountants and financial advisors) through the date of termination of this Agreement or, in the case of clause (ii) above, the Offer, and which are specifically related to the Offer, the Merger, this Agreement and the matters contemplated by this Agreement, but not to exceed $2,500,000 in the aggregate, promptly, but in no event later than five business days after submission of a request for payment of the same.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.1. Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

         SECTION 9.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to Parent or Sub, to

             Emerson Electric Co.
             8000 West Florissant Avenue
             St. Louis, Missouri 63136
             Telephone: (314) 553-2000
             Facsimile: (314) 553-3527
             Attention: Robert M. Cox, Jr.
                        Senior Vice President

             with a copy to

             Emerson Electric Co.
             8000 West Florissant Avenue
             St. Louis, Missouri 63136
             Telephone: (314) 553-2000
             Facsimile: (314) 553-3527
             Attention: W. Wayne Withers
                        Senior Vice President, General
                        Counsel and Secretary

             Davis Polk & Wardwell
             450 Lexington Avenue
             New York, New York 10017
             Telephone: (212) 450-4000
             Facsimile: (212) 450-4800
             Attention: Phillip R. Mills, Esq.

         (b) if to the Company, to

             Daniel Industries, Inc.
             9753 Pine Lake Drive
             Houston, Texas 77055
             Telephone: (713) 467-6000
             Facsimile: (713 827-4805
             Confirmation: (713) 827-4870
             Attention: R. C. Lassiter
                        Chairman, President and Chief Executive Officer

             with a copy to

             Daniel Industries, Inc.
             9753 Pine Lake Drive
             Houston, Texas 77055
             Telephone: (713) 467-6000
             Facsimile: (713) 827-4805
             Confirmation: (713) 827-4870
             Attention: Katie-Pat Bowman
                        General Counsel

             with a copy to:

             Fulbright & Jaworski L.L.P.
             1301 McKinney, Suite 5100
             Houston, Texas 77010-3095
             Telephone: (713) 651-5151
             Facsimile: (713) 651-5246
             Confirm: (713) 651-5496
             Attention: Charles H. Still, Esq.


         SECTION 9.3. Definitions. For purposes of this Agreement:

         (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

         (b) "knowledge" means, with respect to any matter stated herein to be "to the Company's knowledge," or similar language, the actual knowledge (including without limitation, any matter which a person holding the office and performing the functions of such person, should reasonably be expected to know) of the Chairman of the Board, the Chief Executive Officer, President, any Vice President or Chief Financial Officer of the Company or the president at each division of the Company, and with respect to any matter stated herein to be "to Parent's knowledge," or similar language, the actual knowledge of the Chairman of the Board, the Chief Executive Officer, President, any Vice President, Chief Financial Officer or General Counsel of Parent.

         (c) "material adverse effect" or "material adverse change" means, when used in connection with any person, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of that person and its subsidiaries, taken as a whole.

         (d) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity; and

         (e) a "subsidiary" of any person means any corporation, partnership, association, joint venture, limited liability company or other entity in which such person owns over 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of directors or other governing body of such other legal entity.

         SECTION 9.4. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         SECTION 9.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 9.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), the Stock Option Agreement dated the date hereof between Parent and the Company and the Confidentiality and Standstill Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of Section 5.5, are not intended to confer upon any person other than the parties any rights or remedies hereunder.

         SECTION 9.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 9.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 9.9. Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any district court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court sitting in the State of Delaware in the event any dispute between the parties hereto arises out of this Agreement solely in connection with such a suit between the parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than such a Federal or state court.

         SECTION 9.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 9.11. Performance by Sub. Parent hereby agrees to cause Sub to comply with its obligations under this Agreement and the Offer.

         SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                       EMERSON ELECTRIC CO.


                                       By         /s/ R. M. Cox, Jr.
                                          --------------------------------------
                                       Name:        R. M. Cox, Jr.
                                             -----------------------------------
                                       Title: Sr. Vice President-Acquisitions &
                                              ----------------------------------
                                              Development
                                              -----------



                                       EMERSUB LXXIV, INC.


                                       By         /s/ R. M. Cox, Jr.
                                          --------------------------------------
                                       Name:        R. M. Cox, Jr.
                                             -----------------------------------
                                       Title:       Vice President
                                              ----------------------------------



                                       DANIEL INDUSTRIES, INC.


                                       By            /s/ James M. Tidwell
                                          --------------------------------------
                                       Name           James M. Tidwell
                                            ------------------------------------
                                       Title:     Executive Vice President
                                              ----------------------------------

                                                                      EXHIBIT A


                            CONDITIONS TO THE OFFER

     Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may terminate the Offer, unless (i) there shall have been validly tendered and not withdrawn prior to the expiration date of the Offer that number of Shares which would represent at least 66-2/3% of the Fully Diluted Shares (the "Minimum Tender Condition"), (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated (the "HSR Condition") and (iii) any filings or approvals under applicable foreign antitrust laws and regulations shall have been made and obtained and any related waiting periods shall have expired. The term "Fully Diluted Shares" means all Shares, on a fully diluted basis, after giving effect to the exercise or conversion of all options, warrants, rights and securities exercisable or convertible into Shares, other than potential issuances attributable to the Rights unless such Rights shall be exercisable pursuant to the Company's Rights Agreement. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company (except as otherwise provided in this Agreement) or if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

         (a) there shall be any action taken, or any statute, rule, regulation, decree, order or injunction enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, that is likely to (i) make illegal, delay materially or restrain or prohibit the making or consummation of the Offer or the Merger or restrains or prohibits the performance of this Agreement and the transactions contemplated hereby, (ii) in connection with the transactions contemplated by this Agreement, prohibit or limit the ownership or operation by Parent or Sub of all or any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or compel Parent or any of its subsidiaries to dispose of or to hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries (taken as a whole for purposes of materiality), or imposes any material limitation on the ability of the Company, Parent or any of their respective subsidiaries to conduct such business or own such assets, (iii) impose material limitations on the ability of Parent or Sub (or any other affiliate of Parent or Sub) to acquire or hold or to exercise full rights of ownership of the Shares, including, but not limited to, the right to vote the Shares purchased by Sub on all matters properly presented to the stockholders of the Company , or (iv) require divestiture by Parent, Sub or any of Parent's other subsidiaries or affiliates of any Shares;

         (b) there shall be instituted or pending any action or any investigation or other inquiry by any Governmental Entity that is likely to result in any of the consequences referred to in clauses (i) through
     (iv) of paragraph (a) above;

         (c) it shall have been publicly disclosed or Parent shall have otherwise learned that (i) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired beneficial ownership of more than 25% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 25% of any class or series of capital stock of the Company (including the Shares); or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle with the Company regarding an acquisition of 25% or more of the Shares or a merger, consolidation or other business combination;

         (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any takeover proposal, (ii) the Company shall have recommended or entered into any agreement (other than any confidentiality and standstill agreement entered into in accordance with Section 8.2) with respect to any takeover proposal, (iii) the Company shall have delivered to Parent a notice of superior proposal, or (iv) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

         (e) there shall have occurred a material adverse change in the Company and its subsidiaries, taken as a whole, or a material adverse effect on the Company and its subsidiaries, taken as a whole, it being understood , however, that no such change or effect shall be deemed to have occurred to the extent such change or effect arises from conditions generally affecting the Company's industry or from the United States or global economies.

         (f) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case (i) as of the date of this Agreement or any other date as of which such representations and warranties expressly speak or (ii) at any time prior to the consummation of the Offer as if made at and as of such time, it being understood, however, that with respect to clause (ii) no representation or warranty shall be deemed to be not true and correct to the extent that the failure to be so arises from conditions generally affecting the Company's industry or from the United States or global economies and further that the consequence of such failure to be true and correct (disregarding all references to materiality or material adverse effect therein) is a material adverse change or effect on the Company and its subsidiaries, taken as a whole;

         (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement which failure has not been cured; or

         (h) this Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Sub and Parent and, subject to the terms and conditions of this Agreement, may be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion.